TABLE OF CONTENTS

1.   GRANT                                                  3
2.   TERM AND RENEWAL                                       6
3.   SUBLICENSE AGREEMENTS                                  7
4.   FEES 8
5.   RIGHTS AND OBLIGATIONS OF FRANCHISOR                   12
6.   RIGHTS AND OBLIGATIONS OF MASTER LICENSOR              15
7.   PROPRIETARY MARKS                                      21
8.   CONFIDENTIAL MANUALS                                   26
9.   CONFIDENTIAL INFORMATION                               27
10.  ACCOUNTING AND RECORDS                                 28
11.  INSURANCE                                              30
12.  TRANSFER OF INTEREST                                   32
13.  DEFAULT AND TERMINATION                                42
14.  OBLIGATIONS UPON TERMINATION OR EXPIRATION             47
15.  COVENANTS                                              51
16.  TAXES                                                  55
17.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION             57
18.  APPROVALS AND WAIVERS                                  58
19.  NOTICES                                                59
20.  ENTIRE AGREEMENT                                       60
21.  SEVERABILITY AND CONSTRUCTION                          61
22.  APPLICABLE LAW                                         62
23.  ARBITRATION                                            64
24.  ACKNOWLEDGMENTS                                        64

                                MOTO PHOTO, INC.
                            MASTER LICENSE AGREEMENT



     This Master License Agreement (the "Agreement") is made and entered into as of December 31, 1998, by and between MOTO PHOTO, INC., a Delaware corporation ("Franchisor"), and CANADIAN INDUSTRIAL SERVICES, LTD., an Ontario corporation ("Master Licensor").

     The Agreement is based on the following understandings:

     1. Franchisor, as the result of the expenditure of time, skill, effort, and money, has developed and owns a unique and distinctive system (the "System") relating to the establishment and operation of photo processing stores which feature quality fast photo processing and related imaging services and which offer for sale photo-related products.

     2. The distinguishing characteristics of the System include, without limitation, uniform and distinctive methods for selling and advertising photo processing and related imaging services; interior and exterior color and design schemes, furnishings, and other identifying characteristics; specifications and procedures for installation of equipment and fixtures; standards and specifications for inventory, chemicals, photographic paper, and supplies; customized accounting and other recordkeeping procedures; and training procedures relating to the use of photo processing equipment, customer service, and business management; all of which may be changed, improved, and further developed by Franchisor from time to time.

     3. Franchisor identifies the System by means of certain trade names, service marks, trademarks, logos, emblems and indicia of origin, including but not limited to the marks "MOTOPHOTO" and "ONE HOUR MOTOPHOTO" and design, and such other trade names, service marks, and trademarks as are now designated (and may hereafter be designated or substituted by Franchisor) for use in connection with the System (the "Proprietary Marks").

     4. Franchisor continues to develop, use, and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed the Proprietary Marks and the System, and to represent the System's high standards of quality, appearance, and service.

     5. Master Licensor has been acting as Master Licensor for Franchisor in Ontario, Canada pursuant to a Master License Agreement and Sub-License Development Agreement dated as of February 20, 1987 ("the MLA"). Master Licensor wishes to obtain the right to license others ("Sublicensees") to operate MotoPhotoSM stores (the "Stores" or "sublicensed businesses") under the System in other areas of Canada and to license additional stores in Ontario.

     6. Master Licensor understands and acknowledges the importance of Franchisor's high and uniform standards of quality, service, and appearance, and the necessity of ensuring the maintenance of those high standards by all Sublicensees of Master Licensor.

     NOW, THEREFORE, the parties mutually agree as follows:

1.   GRANT

     1.01 Franchisor grants to Master Licensor, upon the terms and conditions set forth in this Agreement, the right to grant an unlimited number of sublicenses for the use in Canada ("the Designated Area") of Franchisor's Proprietary Marks and the System, as such may be changed, improved, and amended from time to time, and a license to use the Proprietary Marks and the System in connection with such sublicensing. Franchisor represents that the marks "MOTOPHOTO" and "ONE HOUR MOTOPHOTO" and design have been registered in Canada. Franchisor will take all steps necessary to extend the registration of such marks in Canada so long as Master Licensor is still actively working with the System pursuant to this Agreement.

     1.02 Except as otherwise provided in this Agreement, Franchisor shall not establish, nor license anyone other than Master Licensor to sublicense or establish, any Store under the System in the Designated Area during the term of this Agreement or any renewal hereof. Prior to the expiration of the term of this Agreement, Franchisor retains the right to acquire or otherwise affiliate entities which own stores, which franchise stores, or which both own and franchise stores at any location, within or outside of the Designated Area, and which operate under proprietary marks other than those used in connection with the System for the sale of the same, similar, or different services and products ("Non-System Stores") on any terms and conditions Franchisor may deem advisable and, except as provided in Section 1.03 hereof, without granting Master Licensor any rights in such entities or such Non-System Stores. Notwithstanding the foregoing, Franchisor agrees that it shall not acquire nor solicit such entities to sell their Non-System Stores to Franchisor or to otherwise affiliate with Franchisor unless Master Licensor is in default under this Agreement.

     1.03 It is Franchisor's intent to assist Master Licensor in expanding the System in the Designated Area and to that end Franchisor may elect to purchase and to convert more Non-System Stores to Stores under the System; provided, however, that Franchisor may purchase and convert only chains of Non-System Stores with eleven (11) or more stores. If Franchisor desires to effect such a conversion prior to the expiration of the term of this Agreement, Master Licensor shall have the right and option to purchase and convert all of the Non-System Stores being acquired by Franchisor in the Designated Area and/or in the United States. Master Licensor may exercise this right only if Master Licensor is in good standing under this Agreement at the time of exercise and only during the first three (3) years following the date Franchisor acquires the Non-System Stores.

     Master Licensor shall exercise such right by closing on such purchase and executing Franchisor's then-current form of franchise agreement (which shall not require payment of any initial franchise fee) for each such store in the United States which Master Licensor is purchasing and/or by establishing a sublicense arrangement as provided in Section 3.03 of this Agreement for any Non-System Store acquired in the Designated Area.

     The purchase price to be paid by Master Licensor for the Non-System Stores shall be the greater of (a) 3.5 times the pre-debt cash flow for the Non-System Stores which Master Licensor is purchasing and (b) the cash equivalent of the acquisition costs, the consideration paid by Franchisor for the Non-System Stores (or, if Master Licensor is purchasing fewer than all of the Non-System Stores purchased by Franchisor, the cash equivalent of Franchisor's proportionate per store cost), and any new investment Franchisor has made in the Non-System Store(s) Master Licensor is purchasing. In the event that the parties cannot agree on the cash equivalent for the Non-System Stores within a reasonable time, an independent appraiser shall be designated by each party, and the two (2) independent appraisers so designated shall select a third independent appraiser. The determination of the cash equivalent by the majority of appraisers so chosen shall be binding. Franchisor and Master Licensor shall bear the costs of the appraisal on an equal basis.

     Franchisor shall have no right to add stores to the chain(s) of stores acquired and converted by Franchisor as provided in this Agreement.

     1.04  Master Licensor may establish a  Store or Stores only as provided  in
Section 3.03 of this Agreement.

2.   TERM AND RENEWAL

     2.01 Except as otherwise provided, the term of this Agreement shall be for ten (10) years from the date of its execution.

     2.02 Master Licensor may, at its option, renew this Agreement for additional terms of ten years each, provided that at the end of the applicable term:

          2.02.1 Master Licensor has given Franchisor written notice of such election to renew not less than nine (9) months nor more than twelve (12) months prior to the end of the initial term.

          2.02.2 Master Licensor is not in material breach of any material provision of this Agreement, any amendment hereof or successor to this Agreement, or any other agreement between Master Licensor and Franchisor, or Franchisor's subsidiaries or affiliates, and has substantially complied with all of the terms and conditions of such agreements during their terms.

          2.02.3 Master Licensor has satisfied all monetary obligations owed by Master Licensor to Franchisor and its subsidiaries and affiliates and has timely met these obligations throughout the term of this Agreement.

          2.02.4 Master Licensor shall execute upon renewal a new Master License Agreement for the renewal term as set out in Section 2.02 and such other ancillary agreements as Franchisor may require, which agreements shall supersede this Agreement in all respects, and the terms of which may differ from the terms of this Agreement; provided, however, that the Designated Area shall remain the same, the percentage of royalty, transfer, renewal, and sublicense fees payable by Master Licensor to Franchisor shall remain the same, and that Master Licensor shall pay a renewal fee of Five Thousand United States Dollars (US $5,000).

          2.02.5 Master Licensor shall execute a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor and its subsidiaries and affiliates, and their respective officers, directors, agents, and employees.

          2.02.6 Master Licensor shall comply with Franchisor's then-current qualification and training requirements.

          2.02.7 Franchisor is still seeking to sell franchises in the United States.

3.   SUBLICENSE AGREEMENTS




     3.01 Master Licensor shall grant the right to operate a Store only pursuant to a sublicense agreement in a form approved by Franchisor (the "Sublicense Agreement" or "Sublicense Agreements"), to which the Sublicensee, Master Licensor, and Franchisor shall be parties.

     3.02 Master Licensor shall make no material modification to any Sublicense Agreement without Franchisor's prior consent, except that Master Licensor shall, in its sole discretion, determine the initial sublicense fee and the continuing royalty fee to be paid pursuant to the Sublicense Agreements, as well as the transfer and renewal fees, if any, to be paid. No Sublicense Agreement shall be for more than one Store.

     3.03 This Agreement does not grant Master Licensor the right to operate a Store or Stores in the Designated Area; however, nothing in this Agreement shall be deemed to prohibit Master Licensor from executing a Sublicense Agreement with an entity in which Master Licensor has an interest, for a Store to be located in the Designated Area. In any such case, the Sublicense Agreement shall provide that Franchisor shall have a right of first refusal in the event that any person or entity owning a controlling interest in such entity, in the assets of such entity, or in such Sublicense Agreement wishes to sell such interest.

4.   FEES

     4.01    Master  Licensor  shall  pay  Franchisor,  subject  to   prevailing
withholding taxes or other taxes, the following:

          4.01.1 A master license fee of One Hundred Fifty Thousand Canadian Dollars ($150,000.00). The master license fee shall be paid by execution of a promissory note substantially in the form attached to this Agreement as Exhibit
A. Upon payment of any portion of the master license fee under the promissory note, such portion shall be deemed fully-earned and non-refundable in consideration for the administrative and other expenses incurred by Franchisor in granting this license and for the development opportunities lost or deferred by Franchisor as a result of the right granted Master Licensor in this Agreement.

          4.01.2 For each Sublicense Agreement executed pursuant to this Agreement, a sublicense fee equal to sixteen and one-half percent (16.5%) of the sublicense or franchise fee paid to Master Licensor pursuant to executed Sublicense Agreements.

          4.01.3 A continuing royalty fee during the term of this Agreement in an amount equal to twenty-five percent (25%) of the royalty fee paid to Master Licensor by Sublicensees.

          4.01.4 A fee in the amount of sixteen and one-half percent (16.5%) of each renewal fee and/or transfer fee, if any, paid by any Sublicensee.

          4.01.5 In the event that any payment(s) which Master Licensor must make to Franchisor pursuant to this Agreement cannot be delivered in Dayton, Ohio, Master Licensor shall deposit such payment(s) in Canada as Franchisor shall direct.

     4.02 Master Licensor shall collect renewal fees, transfer fees, sublicense fees, and continuing royalty fees owed pursuant to the Sublicense Agreements between Master Licensor and Sublicensees within the Designated Area and shall provide Franchisor with a monthly report by the last day of each month on the amounts collected during the preceding month, along with the payments due Franchisor from such amounts. Master Licensor shall have sole discretion as to the terms and conditions of collections from Sublicensees, including the right to defer or refund sublicense, renewal, transfer, and royalty fees. In no event shall any such deferred payments become payable to Franchisor by Master Licensor until, and unless, such fees are paid to Master Licensor by Sublicensees. If Master Licensor finances any portion or all of the sublicense, renewal, or transfer fee for a Sublicensee, Master Licensor shall pay to Franchisor when received, in accordance with this Section 4.02, Franchisor's proportionate share of the principal and interest paid by the Sublicensee. If Master Licensor refunds amounts collected, Master Licensor shall have the right to deduct from any payments due Franchisor Franchisor's portion of any amount so refunded. Master Licensor shall have no liability to Franchisor for payments under this
Section 4.02 with respect to any payment which a Sublicensee, for any reason, fails to pay to Master Licensor.

     Notwithstanding the foregoing, Master Licensor shall have no right to defer or refund sublicense, renewal, transfer, and/or royalty fees payable pursuant to a Sublicense Agreement executed by an entity in which Master Licensor has an interest. Payment of such fees shall be made to Franchisor at the time specified in this Agreement for payment of royalties, regardless of collection from the Sublicensee.

     4.03 All payments shall be made together with any reports or statements required under Section 10.02 of this Agreement. Any payment or report not actually received by Franchisor on or before such date shall be deemed overdue if not postmarked at least five (5) days before the due date. If any payment is overdue, Master Licensor shall pay Franchisor, in addition to the overdue amount, interest on such amount from the date it was due until paid at the equivalent of two percent (2%) per month calculated on a daily basis, or the maximum rate permitted by law, whichever is less. Entitlement to such interest shall be in addition to any other remedies Franchisor may have.

     4.04 As used in this Agreement, "gross sales" shall include all revenue received by Sublicensees from the sale (including retail and wholesale sales) of all services and products, and all other income of every kind related to the sublicensed businesses, whether for cash or credit, less any discounts given or sales tax or Value Added Tax or equivalent tax collected from customers by Sublicensees for transmittal to the appropriate taxing authority.

     4.05 As further consideration for the license granted by Franchisor, upon execution of this Agreement Master Licensor shall grant to Franchisor an option, exercisable the first time Master Licensor makes a public offering of equity securities and/or securities convertible into equity securities, to purchase up to twenty percent (20%) of such securities at a price equal to the selling price for each issue less a twenty percent (20%) discount ("the Exercise Price"); provided, however, that the Exercise Price shall not be less than the net book value calculated immediately prior to the offering/placement. The foregoing is subject to compliance with prevailing Canadian and provincial securities laws.


5.   RIGHTS AND OBLIGATIONS OF FRANCHISOR

     In addition to any other rights and obligations specified in this Agreement, Franchisor shall have the following rights and obligations:

     5.01 Franchisor shall provide initial training at its corporate headquarters for managers of Stores operated by Sublicensees in the Designated
Area, subject to the terms set forth in Section 6.07 of this Agreement. Franchisor shall not be obligated to provide initial training to more than two persons per Store.

     5.02 Franchisor has made available at no charge to Master Licensor plans and specifications for the construction of the first Store opened pursuant to a Sublicense Agreement and for the exterior and interior design and layout, fixtures, furnishings and signs. At its own expense, Master Licensor may reproduce and distribute such plans and specifications, all of which are Franchisor's property, to its Sublicensees in connection with its performance under the Sublicense Agreements. If Franchisor shall change such plans and specifications, Franchisor shall make the new plans and specifications available at no charge to Master Licensor.

     5.03 Franchisor has provided on loan to Master Licensor one (1) copy of its Confidential Operations Manual and associated manuals (collectively, the "Manuals"), other operating systems, information systems, training programs, and other materials which Franchisor may develop for use in connection with the System and which it deems relevant. Franchisor shall provide revisions of such materials as it deems appropriate. Franchisor shall charge Master Licensor only for such materials as Franchisor normally charges its franchisees.

     5.04 Franchisor shall provide to Master Licensor copies of all relevant materials provided to Franchisor's franchisees, area developers, franchise consultants, and shareholders. Master Licensor shall have the right to reproduce such materials at Master Licensor's expense and distribute them to its Sublicensees, as Master Licensor deems advisable; provided, however, that all such materials shall be marked as the property of Franchisor, shall be made available to Sublicensees on loan only, and shall be distributed to Sublicensees only subject to the confidentiality provisions of the Sublicense Agreements.

     5.05 Franchisor shall make available from time to time, at Master Licensor's expense, promotional materials for advertising by Master Licensor and/or its Sublicensees and shall have the right to review all advertising and promotional material which Master Licensor proposes to use or to furnish to its Sublicensees for their use. Franchisor shall charge Master Licensor only for such materials as Franchisor normally charges its franchisees.

     5.06 Franchisor's executives and/or operational managers shall be available to visit and consult with Master Licensor's executives at their reasonable request. At its own expense, Franchisor shall send one executive/operational manager to Master Licensor's business premises in Canada once each year to assist in planning. Master Licensor shall pay any reasonable travel expenses associated with such visits. There shall be no charge for the time of Franchisor's corporate executives. Franchisor's corporate executives/ managers shall also be available for consultation by telephone.

     5.07 Franchisor shall invite Master Licensor's officers and directors to participate in Franchisor's national advisory group, to attend Franchisor's franchisee convention, and to attend the appropriate regional meetings of Franchisor's area developers and/or franchise consultants. Master Licensor, its directors, and/or its employees shall be responsible for any and all expenses incurred by them in connection with attending any such events, including, without limitation, the cost of transportation, lodging, meals, and wages.

     5.08 Franchisor shall provide such additional training and programs as Franchisor shall deem advisable. Master Licensor or its employees shall be responsible for any and all expenses incurred by them in connection with attending any such events, including, without limitation, the cost of transportation, lodging, meals, and wages.

     5.09    Franchisor  shall,  where  possible,  assist  Master  Licensor   in
negotiating with suppliers for equipment, paper, chemicals, and merchandise.

     5.10 Franchisor shall continue its efforts to maintain the standards of quality, professionalism, and service of the System and, to that end, may conduct inspections of any business premises operated under this Agreement by Master Licensor and monitor Master Licensor's performance under the Sublicense Agreements with Sublicensees. Such monitoring may include, without limitation, contacting Sublicensees, visiting Store premises, and monitoring training programs conducted by Master Licensor's personnel.

     5.11 All of the obligations of Franchisor arising under this Agreement are to Master Licensor. No other party is entitled to rely on, enforce, or obtain relief from any breach of such obligations either directly or by subrogation.

6.   RIGHTS AND OBLIGATIONS OF MASTER LICENSOR

     Master Licensor understands and acknowledges that strict conformity to System standards of the business contemplated under this Agreement and of the sublicensed businesses is important to Master Licensor, Franchisor, System franchisees and Sublicensees in order to develop and maintain high and uniform operating standards, to increase the demand for System franchisees and Sublicensees, and the demand for services sold by System franchisees and Sublicensees, and to protect Franchisor's reputation and the goodwill associated with the Proprietary Marks and the System. In addition to any other rights and obligations specified in this Agreement, Master Licensor shall have the following rights and obligations:

     6.01 Master Licensor shall comply with all terms and conditions set forth in this Agreement and in any and all Sublicense Agreements executed pursuant to this Agreement and shall fully enforce all material provisions of such Sublicense Agreements.

     6.02 During the term of this Agreement, Master Licensor shall promote diligently the sublicensing of Stores throughout the Designated Area, recognizing that rapid market penetration by Stores is crucial to the success of the System in the Designated Area.

     6.03 Master Licensor understands and acknowledges the importance of selecting only highly-qualified Sublicensees and the importance of ensuring that all of Master Licensor's Sublicensees produce quality photo processing and related imaging services, achieve maximum sales levels, make maximum efforts to control costs, and fully conform to Franchisor's policies and procedures as set forth in Franchisor's Manuals.

     6.04 Before executing a Sublicense Agreement, Master Licensor shall obtain Franchisor's written approval of any material changes to such agreement. Upon execution of any Sublicense Agreement by Master Licensor and a prospective Sublicensee, Master Licensor shall send to Franchisor two executed copies of the Sublicense Agreement, together with a check for Franchisor's portion of the initial sublicense fee. Franchisor shall promptly execute the Sublicense Agreements and return one executed copy to Master Licensor.

     6.05 Master Licensor shall cooperate with Franchisor in preparing and filing with the appropriate authorities any filings required by law and in obtaining any necessary governmental approvals.

     6.06 Within thirty (30) days after execution of this Agreement, at least two (2), and up to four (4), as Franchisor shall direct, of Master Licensor's managers and\or corporate executives shall attend and complete to Franchisor's satisfaction initial training at Franchisor's corporate headquarters. Franchisor shall provide instructors and training materials for all required training programs, and Master Licensor or its employees shall be responsible for any and all other expenses incurred by them in connection with any training programs, including, without limitation, the cost of transportation, lodging, meals, and wages.

     6.07 Master Licensor shall pay to Franchisor a training fee of Three Hundred Canadian Dollars ($300.00) per Store for Franchisor's providing initial training at Franchisor's corporate headquarters pursuant to Section 5.01 of this Agreement, provided, however, that Franchisor shall not be obligated to provide initial training to more than two (2) persons per Store. Franchisor shall provide instructors and training materials for all required training programs, and the Sublicensee or its employees shall be responsible for any and all other expenses incurred by them in connection with any training programs, including, without limitation, the cost of transportation, lodging, meals, and wages.

     6.08 In dealing with prospective and actual Sublicensees, Master Licensor shall:

          6.08.1   Comply at  all times  with all  applicable laws,  rules,  and regulations affecting or governing commercial transactions and/or the advertising, promotion, and sale of franchises or business opportunities, including, without limitation, those relating to registration, disclosure, and unfair practices.

          6.08.2 Comply at all times with Franchisor's standards and procedures as prescribed in this Agreement, the Manuals, or otherwise in writing.

          6.08.3 Use only materials provided by, or previously approved in writing by, Franchisor in sales presentations to prospective Sublicensees and make no misrepresentations about Franchisor, Master Licensor, the Sublicensed Businesses, or representations in conflict with the terms and conditions of the Sublicense Agreement, the Confidential Operating Manual for Sublicensees, and/or other related documents.

     6.09 Master Licensor shall approve as suppliers of equipment, paper, chemicals and merchandise to Sublicensees only those suppliers who demonstrate to the continuing reasonable satisfaction of Franchisor the ability to meet Franchisor's reasonable standards and specifications for such items, who possess adequate quality controls and capacity to supply the Sublicensees' needs promptly and reliably, and who have been approved in writing by Franchisor and not thereafter disapproved. If Master Licensor desires to recommend to its Sublicensees any supplier which has not been approved by Franchisor, it shall submit to Franchisor a written request for such approval or request the supplier itself to do so. Franchisor shall have the right to require that its representatives be permitted to inspect the supplier's facilities and that samples from the supplier be delivered, at Franchisor's option, either to Franchisor or to an independent testing laboratory designated by Franchisor for testing. A charge not to exceed the reasonable costs of inspection and actual costs of the test shall be paid by Master Licensor or the supplier. Franchisor reserves the right, at its option, to reinspect the facilities and products of such approved supplier and to revoke its approval upon the supplier's failure to continue to meet any of Franchisor's criteria. In taking action pursuant to this Section 6.09, Franchisor shall act in a reasonable manner, taking into consideration Master Licensor's competitive circumstances; provided, however, that Franchisor may exclude any type or category of merchandise which Franchisor, in its sole discretion, determines is unsuitable for System franchisees to offer.

     6.10 On a quarterly basis, or more frequently as it deems advisable, Master Licensor shall perform reviews of the Stores in accordance with System requirements and shall promptly send a copy of each store review report to Franchisor.

     6.11 Master Licensor shall have the right to send a reasonable number of potential Sublicensees to visit Franchisor. Master Licensor shall pay all travel expenses associated with such visits; Franchisor shall pay certain hospitality expenses of such visitors and shall make its employees available to meet with such visitors at no cost to Master Licensor.

     6.12 Master Licensor shall employ sufficient numbers and categories of employees necessary to fulfill its obligations under this Agreement and under the Sublicense Agreements to be executed pursuant to this Agreement and shall assure that all of its employees maintain the highest quality standards of professionalism and integrity. Master Licensor shall screen carefully all employees prior to employment and shall employ only those who have sufficient education and previous work experience to perform competently and who have a good moral character and reputation.

     6.13 If Master Licensor is a corporation, the following requirements shall also apply to Master Licensor:

          6.13.1 Master Licensor shall promptly furnish to Franchisor copies of Master Licensor's Articles of Incorporation, Bylaws, and other governing documents, and any amendments to such documents, including the resolution of the Board of Directors authorizing entry into this Agreement.

          6.13.2 Master Licensor shall maintain instructions against the transfer on its records of any equity securities; and each stock certificate of Master Licensor shall have conspicuously endorsed upon its face a statement in a form satisfactory to Franchisor that it is held subject to, and that further assignment or transfer of it is subject to, all restrictions imposed upon assignments by this Agreement; provided, however, that the requirements of this
Section 6.13.2 shall not apply to a publicly-held corporation, as such term is defined in Section 12.02.3 of this Agreement.

          6.13.3 Master Licensor shall maintain a current list of all owners of record and all beneficial owners of any class of voting securities of Master Licensor and shall furnish the list to Franchisor upon request.

          6.13.4 All shareholders of Master Licensor shall jointly and severally guarantee Master Licensor's performance under this Agreement and shall bind themselves to the terms of this Agreement; provided, however, that the requirements of this Section 6.13.4 shall not apply to a publicly-held corporation as defined in Section 12.02.3 of this Agreement and provided further that Franchisor may exempt certain individuals or classes of individuals from such requirement. So long as Canadian Industrial Services Ltd. guarantees the obligations of Master Licensor under this Agreement, Franchisor specifically exempts all shareholders of Master Licensor from the requirements of this
Section 6.13.4.

     6.14 If Master Licensor is a partnership, the following requirements shall also apply to Master Licensor:

          6.14.1 Master Licensor shall furnish Franchisor with its partnership agreement as well as such other documents as Franchisor may reasonably request, and any amendments to such documents.

          6.14.2 Master Licensor shall prepare and furnish to Franchisor, upon request, a list of all general and limited partners in Master Licensor.

7.   PROPRIETARY MARKS

     7.01  Franchisor represents with respect to the Proprietary Marks that:

          7.01.1 Franchisor is the owner of all right, title, and interest in and to the Proprietary Marks.

          7.01.2 Franchisor has taken and will take all steps reasonably necessary to preserve and protect the ownership and validity in and to the Proprietary Marks.

          7.01.3 Franchisor will use and permit Master Licensor and Franchisor's franchisees to use the Proprietary Marks only in accordance with the System and the standards and specifications attendant to the System which underlie the goodwill associated with and symbolized by the Proprietary Marks.

7.02 With respect to Master Licensor's licensed use of the Proprietary Marks pursuant to this Agreement, Master Licensor agrees that:

          7.02.1    Master  Licensor  shall  use  only  the  Proprietary   Marks
designated by Franchisor.

          7.02.2 Master Licensor shall use the Proprietary Marks without prefix or suffix and only in the manner authorized and permitted by Franchisor. Franchisor recognizes that Canadian law may require translation of the Proprietary Marks into French in connection with certain uses of the Proprietary Marks. Franchisor expressly permits Master Licensor to make and use such translations, provided, however, that Master Licensor first provides to Franchisor the usage in French and a translation of such usage into idiomatic English.

          7.02.3 Master Licensor shall use the Proprietary Marks only for the operation of the business licensed under this Agreement and shall sublicense the use of the Proprietary Marks only pursuant to Sublicense Agreements as provided in this Agreement and only in relation to services in accordance with the standards set by Franchisor from time to time.

          7.02.4 During the term of this Agreement and any renewal of this Agreement, Master Licensor shall identify itself as a Registered User of the Proprietary Marks and as the owner of the business operated under this Agreement in conjunction with any use of the Proprietary Marks, including, but not limited to, on advertisements and promotional pieces, as well as at such conspicuous locations at the offices used for the operation of Master Licensor's business as Franchisor shall designate in writing. The identification shall be in the form which specifies Master Licensor's name, followed by the term "Master Licensor of MotoPhotoSM," or such other identification Franchisor shall approve.

          7.02.5   Master  Licensor's right  to  use the  Proprietary  Marks  is
limited  to  such  uses  as  are  authorized  under  this  Agreement,  and   any
unauthorized use thereof shall constitute an infringement of Franchisor's rights.

          7.02.6 Master Licensor shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of Franchisor.

          7.02.7 Master Licensor shall not use the Proprietary Marks as part of its corporate or other legal name.

          7.02.8 Master Licensor shall comply with Franchisor's instructions in filing and maintaining trade name or fictitious name registrations, if any, and shall execute any documents deemed necessary by Franchisor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

          7.02.9 If litigation involving the Proprietary Marks is instituted or threatened against Master Licensor or, to Master Licensor's knowledge, any of its Sublicensees, Master Licensor shall promptly notify Franchisor and shall cooperate fully in defending or settling such litigation. If such litigation arises from Master Licensor's use of the Proprietary Marks in strict accordance with Franchisor's instructions, Franchisor shall indemnify Master Licensor from all damages, costs and expenses arising from such litigation.

     7.03  Master Licensor expressly understands and acknowledges that:

          7.03.1 As between the parties to this Agreement, Franchisor has the exclusive right and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them.

          7.03.2 The Proprietary Marks serve to identify the System and those who are franchised or sublicensed under the System.

          7.03.3 Master Licensor shall not directly or indirectly contest the validity or Franchisor's ownership of the Proprietary Marks.

          7.03.4 Master Licensor's use of the Proprietary Marks pursuant to this Agreement does not give Master Licensor any ownership interest or other interest in or to the Proprietary Marks, except the license granted in this Agreement.

          7.03.5 Any and all goodwill arising from Master Licensor's use of the Proprietary Marks in its licensed operation under this Agreement shall inure solely and exclusively to Franchisor's benefit, and upon expiration or termination of this Agreement and the license in this Agreement granted, no monetary amount shall be assigned as attributable to any goodwill associated with Master Licensor's use of the Proprietary Marks.

          7.03.6 The right and license of the Proprietary Marks granted under this Agreement to Master Licensor is nonexclusive except as provided in Section 1 of this Agreement, and Franchisor thus has and retains the rights among others:

               7.03.6.1 Except in the Designated Area unless otherwise permitted by this Agreement, to grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing area developers, master licensors, and franchisees;

               7.03.6.2 To use the Proprietary Marks in connection with selling products and services;

               7.03.6.3 To develop and establish other systems and programs for the same or similar Proprietary Marks, or any other Proprietary Marks, and grant licenses or franchises to such Proprietary Marks without providing any rights in such licenses or franchises to Master Licensor.

               7.03.6.4 Franchisor agrees that, should it develop and establish franchise systems for different products and services under the Proprietary Marks or for similar products and services under other trademarks, Franchisor will give Master Licensor the opportunity to act as master licensor for such system in the Designated Area if Master Licensor is then in compliance with, and throughout the term of this Agreement has been in substantial compliance with, the material terms of this Agreement.

     7.04 Franchisor shall have the right to substitute other Proprietary Marks for use by its franchisees and/or by Master Licensor and its Sublicensees if Franchisor, in its sole discretion, believes it to be in the best interest of the System.

8.   CONFIDENTIAL MANUALS

     8.01 In order to protect the reputation and goodwill of Franchisor and to maintain uniform standards of operation under the Proprietary Marks, Master Licensor shall conduct its business in accordance with the Manuals, one (1) copy of each of which Master Licensor acknowledges having received on loan from Franchisor for the term of this Agreement.

     8.02 Master Licensor shall at all times treat the Manuals, any other manuals created for or approved for use in the operation of Master Licensor's business or the sublicensed businesses, and the information contained in any such manuals as confidential and shall use all reasonable efforts to maintain such information as secret and confidential. Master Licensor shall not at any time copy, duplicate, record, or otherwise reproduce the foregoing materials, in whole or in part, nor otherwise make the same available to any unauthorized person. Notwithstanding the foregoing, Master Licensor is authorized to reproduce at Master Licensor's costs the Manuals and any manuals created or approved for use in the operation of the sublicensed businesses and distribute one copy, on loan, to each Sublicensee upon execution of a Sublicense Agreement.

     8.03 The Manuals, any other manuals created for or approved for use in the operation of Master Licensor's business and/or the sublicensed businesses, and all copies of such manuals, shall at all times remain the sole property of Franchisor.

     8.04 Franchisor may from time to time revise the contents of the Manuals and Master Licensor expressly agrees to comply with and furnish to each Sublicensee each new or changed standard. The cost of printing any single change to any outstanding version of any manual shall not exceed Five Hundred Canadian Dollars ($500.00), provided, however, that Franchisor may from time to time, but not more often than every three (3) years, issue a new version of the Manuals which incorporates all previous changes and that there shall be no limit on the cost of reproducing such new version.

     8.05 Master Licensor shall at all times maintain the Manuals at its business premises and insure that the Manuals are kept current and up-to-date. In the event of any dispute as to the contents of the Manuals, the terms of the master copy of the Manuals maintained by Franchisor at Franchisor's home office shall be controlling.

9.   CONFIDENTIAL INFORMATION

          9.01 Master Licensor shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, or corporation (other than, pursuant to this Agreement and to any Sublicense Agreement, to Sublicensees) any confidential information, knowledge, or know-how concerning the methods of operation of the System which may be communicated to Master Licensor, or of which Master Licensor may be apprised, by virtue of Master Licensor's operation under the terms of this Agreement. Master Licensor shall divulge such confidential information only to its Sublicensees and to such of its employees as must have access to it in order to operate the business licensed under this
Agreement and who have signed a confidentiality agreement in a form approved by Franchisor. Disclosure of such confidential information to Sublicensees shall be made solely pursuant to and strictly in accordance with the provisions of the Sublicense Agreements. Any and all information, knowledge, know-how, and techniques which Franchisor designates as confidential shall be deemed confidential for purposes of this Agreement, except information which Master Licensor can demonstrate came to its attention prior to its disclosure by Franchisor or which, at or after the time of disclosure by Franchisor to Master Licensor, had become or becomes publicly known by way of publication or communication by others.

10.  ACCOUNTING AND RECORDS

     10.01 Master Licensor shall maintain during the term of this Agreement and shall preserve for at least five (5) years from the dates of their preparation, full, complete, and accurate books, records, and accounts in accordance with generally accepted accounting principles and in the form and manner prescribed by Franchisor from time to time in the Manuals or otherwise in writing.

     10.02 Master Licensor shall submit to Franchisor, with each royalty payment to Franchisor during the term of this Agreement, a report in the form prescribed by Franchisor, accurately reflecting all gross sales by Sublicensees during the period since the last report and such other data or information as Franchisor may require.

     10.03 Master Licensor shall, at its expense, prepare a balance sheet and a profit and loss statement, in accordance with generally accepted accounting principles, each quarter of Master Licensor's fiscal year. Such statement shall be provided to Franchisor, in a form prescribed by Franchisor, within thirty
(30) days from the end of each quarter and shall be signed by Master Licensor attesting that it is true and correct.

     10.04 Master Licensor shall, at its expense, provide to Franchisor a profit and loss statement, a balance sheet, and statement of changes in financial position prepared in accordance with generally accepted accounting principles, within sixty (60) days after the end of each fiscal year of the licensed business during the term hereof, showing the results of operations of the licensed business during such fiscal year. Such statement shall be signed by Master Licensor attesting that it is true and correct.

     10.05 Master Licensor shall provide to Franchisor on a monthly basis, together with its royalty report, a report listing the following information for the preceding month: new Sublicense Agreements which have been signed, including the name of the Sublicensee and the date of the Sublicense Agreement; stores opened, including the Store address and the date the Store opened; Store relocations; and all transferred, renewed and terminated Sublicense Agreements, showing the date of the action taken, the new Sublicensee, if any, and, in the case of termination of the Sublicense Agreement, the reason for termination.

     10.06   Master Licensor  shall also  submit to  Franchisor, for  review  or auditing, such other forms, reports, records, information, and data as Franchisor may reasonably designate, in the form and at the times and places reasonably required by Franchisor, upon request and as specified from time to time in the Manuals or otherwise in writing.

     10.07 Franchisor or its designated agents shall have the right at all reasonable times to examine and copy, at Franchisor's expense, the books, records, and tax returns of Master Licensor. Franchisor shall also have the right, at any time, to have an independent audit made of the books of Master
Licensor. If an inspection should reveal that any payments have been understated in any report to Franchisor, then Master Licensor shall immediately upon demand pay Franchisor the amount understated, in addition to interest from the date such amount was due until paid, at two percent (2%) per month calculated on a daily basis, or the maximum rate permitted by law, whichever is less. If an inspection discloses an understatement in any report of two percent (2%) or more, Master Licensor shall, in addition, reimburse Franchisor for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other remedies Franchisor may have.

11.  INSURANCE

     11.01 Before commencing any operations under this Agreement, Master Licensor shall procure, at Master Licensor's expense, and maintain in full force and effect during the term of this Agreement an insurance policy or policies protecting Master Licensor and Franchisor, and their officers, directors, partners, and employees, against any loss, liability, personal injury, death, property damage, or expense whatsoever arising or occurring upon or in connection with Master Licensor's business, as well as such other insurance applicable to such other special risks, if any, as Franchisor may reasonably require for its own and Master Licensor's protection.

     11.02 Such policy or policies shall be written by an insurance company satisfactory to Franchisor in accordance with standards and specifications set forth in writing by Franchisor and shall include, at a minimum, the following:

          11.02.1 Comprehensive general liability insurance, including errors and omissions, personal liability and property damage coverage with limits equivalent to not less than One Million United State Dollars (US $1,000,000) combined single limit, and automobile liability coverage for both owned and non-owned vehicles in an amount equivalent to Five Hundred Thousand United States
Dollars (US $500,000) combined single limit, and naming Franchisor as an additional insured in each such policy or policies.

          11.02.2 Worker's compensation and employer's liability insurance, as well as such other insurance as may be required by statute or rule of the province or nation in which the business licensed under this Agreement is located and operated.

          11.02.3 Fire, vandalism, and extended coverage insurance with primary and excess limited of not less than the full replacement value of the business premises operated by Master Licensor and any equipment, furniture, and fixtures within such premises.

     11.03 Master Licensor's obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor shall Master Licensor's performance of that obligation relieve it of liability under the indemnity provisions set forth in Section 17.03 of this Agreement.

     11.04 Upon obtaining the insurance required for this Agreement, and on each policy date thereafter, Master Licensor shall promptly submit evidence of satisfactory insurance and proof of payment for such insurance to Franchisor, together with, upon request, copies of all policies and policy amendments. The evidence of insurance shall include a statement by the insurer that the policy or policies will not be cancelled or materially altered without at least thirty
(30) days' prior written notice to Franchisor.

     11.05 Should Master Licensor for any reason, fail to procure or maintain the insurance required by this Agreement, as revised from time to time by the Manuals or otherwise in writing, Franchisor shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance and to charge the same to Master Licensor. Such charges, together with a reasonable fee for Franchisor's expenses in so acting, shall be payable by Master Licensor immediately upon notice.

12.  TRANSFER OF INTEREST

     12.01  Transfer by Franchisor:

     Franchisor shall have the right to transfer or assign all or any part of its rights or obligations in this Agreement to any person of legal entity.

     12.02  Transfer by Master Licensor:

          12.02.1 Master Licensor understands and acknowledges that the rights and duties set forth in this Agreement are personal to Master Licensor and that Franchisor has entered into this Agreement in reliance on the business skill, financial capacity, and personal character of Master Licensor's principals.

          12.02.2 As used in this Section 12.02, "transfer" shall be deemed to include the voluntary or involuntary sale, assignment, conveyance, pledge, mortgage or other encumbrance of (1) all or a significant portion of the assets of the business licensed under this Agreement or (2) any interest in Master Licensor or in this Agreement, by Master Licensor or any successor to any part of Master Licensor's interest in this Agreement (including any rights or obligations of Master Licensor under this Agreement) or in any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in this Agreement or controls Master Licensor.

          12.02.3 All transfers shall require Franchisor's prior written consent except the transfer of less than a two percent (2%) interest in a publicly-held corporation if the effect of the transfer would not be a transfer of control or of a controlling interest in Master Licensor or in the licensed business or of all or a significant portion of the assets of the licensed business. A publicly-held corporation is a corporation which has total assets exceeding $1,000,000 and a class of equity securities held of record by five hundred or more persons. A "transfer of control" shall be deemed to have occurred when the ownership of a majority interest in Master Licensor, in the licensed business, or in any entity with a majority ownership interest in Master Licensor shall reside in a different party than before the transfer or when a different party, which may own less than a majority interest in Master Licensor and/or in the licensed business and/or its assets, exercises control over the licensed business and/or over Master Licensor including, but not limited to, by actively managing the licensed business. A "transfer of control" shall not be deemed to have occurred if Master Licensor makes a public offering of its equity securities, provided Sam Hamam and/or Bill Hamam retain at least thirty-one percent (31%) of the voting power of such securities as well as active management of the licensed business. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor required by this Section 12.02.3 shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure, pursuant to Section 13.02 of this Agreement. Such termination shall be in addition to any other remedies Franchisor may have under this Agreement, at law or in equity, including, without limitation, the obtaining of injunctive relief.

          12.02.4 Franchisor shall not unreasonably withhold its consent to a transfer; provided, however, that it shall be reasonable for Franchisor to withhold consent to a transfer of all or substantially all of the assets of Master Licensor, any interest in Master Licensor, any interest in the license granted by this Agreement, and/or any or all rights under this Agreement if:

               12.02.4.1 Such transfer is not made in conjunction with a simultaneous transfer of all comparable rights held by the transferor in all Sublicense Agreements executed pursuant to this Agreement; or

               12.02.4.2 Master Licensor would retain less than fifty-one percent (51%) of the voting power in any entity to which such interest would be transferred if such entity is not a public corporation; or

               12.02.4.3 Master Licensor would retain less than fifty-one percent (51%) of the voting power in any entity to which such interest would be transferred if such entity is a public corporation, unless Master Licensor retains at least thirty-one percent (31%) of the voting power in such entity as well as active management of the licensed business.

     If a transfer, alone or together with other previous, simultaneous, or proposed transfers, would have the effect of transferring all or a significant portion of the assets of Master Licensor, of the business licensed under this Agreement, or of a controlling interest in Master Licensor or in this Agreement, Franchisor may, in its sole discretion, require as a condition of its approval that:

               12.02.4.1 All of Master Licensor's accrued monetary obligations to Franchisor and all other outstanding obligations related to Master Licensor's business shall have been satisfied.

               12.02.4.2 Master Licensor shall not be not in material default of any material provision of this Agreement, any amendment hereof or successor to this Agreement, or any other agreement between Master Licensor and Franchisor, or its subsidiaries and affiliates.

               12.02.4.3 The transferor shall have executed a general release, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its officers, directors, shareholders, and employees, in their corporate and individual capacities, including, without limitation, claims arising under United States, Canadian, and/or provincial laws, rules, and ordinances.

               12.02.4.4 The transferee shall enter into a written assignment, in a form satisfactory to Franchisor, acting reasonably, assuming and agreeing to discharge all of Master Licensor's obligations under this Agreement.
Franchisor may require that the transferee and/or its principals and/or shareholders guarantee the performance of all such obligations in writing in a form satisfactory to Franchisor.

               12.02.4.5   The  transferee  shall  demonstrate  to  Franchisor's
satisfaction, acting reasonably, that it meets Franchisor's education, managerial, and business standards; possesses a good moral character, business reputation, and credit rating; has the aptitude and ability to conduct the business contemplated in this Agreement (as may be evidenced by prior related business experience or otherwise); and has adequate financial resources and capital to meet its obligations under this Agreement.

               12.02.4.6 At Franchisor's option, the transferee shall execute (and/or, upon Franchisor's request, shall cause all interested parties to execute) a new master license agreement and such other ancillary agreements as Franchisor may require for the licensed business, which agreements shall supersede this Agreement in all respects and the terms of which agreements may differ from the terms of this Agreement; provided, however, that the percentage of royalty, transfer, renewal and sublicense fees payable to Franchisor under this Agreement and the term of the agreement shall remain the same.

               12.02.4.7 Master Licensor shall remain liable for all obligations of the business before the effective date of transfer and shall execute any and all instruments reasonably requested by Franchisor to evidence such liability.

               12.02.4.8 At the transferee's expense, the transferee or the transferee's manager shall complete any training programs then in effect for franchisees or sublicensees, upon such terms and conditions as Franchisor may reasonably require.

               12.02.4.9  Master Licensor shall pay a transfer fee as follows:

     (a) In the case of a transfer to a corporation formed for the convenience of ownership, there shall be no transfer fee.

     (b) In the case of a transfer of a limited partner's interest in Master Licensor or a transfer of this entire Agreement or any rights under this


Agreement to a System franchisee/sublicensee, the transfer fee shall be Five Hundred Canadian Dollars ($500.00).

     (c) In the case of a transfer of all or substantially all of the assets of the licensed business or of this entire Agreement or any rights under this Agreement to an individual or entity not then a System franchisee/sublicensee, the transfer fee shall be Fifty Thousand Canadian Dollars ($50,000.00).

          12.02.5 Master Licensor shall grant no security interest in the licensed business or in any of its assets unless the secured party agrees that in the event of any default by Master Licensor under any documents related to the security interest, Franchisor shall have the right and option to purchase the rights of the secured party upon payment of all sums then due to such secured party.

          12.02.6 Master Licensor acknowledges and agrees that each condition which must be met by the transferee is necessary to assure such transferee's full performance of the obligations under this Agreement.

          12.02.7 If the transferee is a publicly-held corporation, then the controlling shareholder and/or controlling manager of such corporation must be approved by Franchisor as provided in Section 12 of this Agreement.


     12.03  Right of First Refusal:

          12.03.1 Any party holding an interest in Master Licensor or in this Agreement and who desires to accept any bona fide offer to purchase such interest shall notify Franchisor in writing of each such offer and provide Franchisor with the information set forth in Section 12.03.3. Franchisor shall have the right and option, exercisable within thirty (30) days after receipt of such information, to send written notice to the seller that Franchisor intends to purchase the seller's interest on the same terms and conditions contained in the bona fide offer. If Franchisor elects to purchase the seller's interest, closing on such purchase must occur within thirty (30) days from the date of notice to the seller of the election to purchase by Franchisor. Any material change in the terms of any offer before closing shall constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of an initial offer.

          12.03.2 If the consideration, terms, and/or conditions contained in the bona fide offer are such that Franchisor may not reasonably be required to furnish the same consideration, terms, and/or conditions, then Franchisor may purchase the interest in Master Licensor or in this Agreement proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable equivalent in cash of the consideration, terms and/or conditions contained in the bona fide offer, an independent appraiser shall be designated by Franchisor and that appraiser's determination shall be binding.

          12.03.3 No offer shall be deemed to be bona fide unless there is a writing, signed by the intended purchaser, setting forth the basic terms and conditions of the offer. The seller shall provide Franchisor with the following information: a copy of the offer signed by the intended purchaser; current financial statements of the licensed business; business and personal financial statements of the intended purchaser; a list and terms of all liabilities relating to the licensed business, including, but not limited to, outstanding debt, equipment leases and premises leases. If Franchisor declines or fails to exercise the option afforded by this Section 12.03, the seller may sell its interest, provided that such sale and the transferee meet all of the conditions for transfer set forth in Section 12.02 of this Agreement.


     12.04  Transfer Upon Death or Mental Incompetency:

     Upon the death or mental incompetency of any person with a controlling interest in this Agreement or in Master Licensor, the executor, administrator, or personal representative of such person shall transfer his interest to a third party approved by Franchisor (which approval shall not be unreasonably withheld) within six (6) months after such death or mental incompetency. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer, as set forth in
Section 12.02 of this Agreement. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Section 12, the personal representative of the deceased person shall have a reasonable time to dispose of the deceased's interest in Master Licensor or in this Agreement, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within a reasonable time, Franchisor may terminate this Agreement. Any transfer from the estate of Sam Hamam to Bill Hamam, or the estate of Bill Hamam to Sam Hamam, shall be deemed approved.

     12.05  Offerings by Master Licensor

     Securities or partnership interests in Master Licensor may be offered to the public by Master Licensor only with the prior written consent of Franchisor (regardless of whether Franchisor's consent is required under Section 12.02 of this Agreement), which consent shall not be unreasonably withheld. All materials required for such offering by United States, Canadian, or provincial law shall be submitted to Franchisor for review prior to their being filed with any government agency; and any materials to be used in any exempt offering shall be submitted to Franchisor for review prior to their use. No Master Licensor offering shall imply (by use of the Proprietary Marks or otherwise) that Franchisor is participating in an underwriting, issuance, or offering of Master Licensor or Franchisor securities; and Franchisor's review of any offering shall be limited solely to the subject of the relationship between Master Licensor and Franchisor. Master Licensor and the other participants in the offering must fully indemnify Franchisor in connection with the offering. For each proposed offering, Master Licensor shall pay Franchisor such amount as is necessary to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees. Master Licensor shall give Franchisor written notice at least fifteen (15) days prior to the date of commencement of any offering or other transaction covered by this Section 12.05.

     12.06  Non-Waiver of Claims:

     Franchisor's consent to a transfer of any interest in this Agreement, of the assets of the licensed business, or of any interest in Master Licensor shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Franchisor's right to demand exact compliance with any of the terms of this Agreement by the transferee.

     12.07  Irreparable Injury:

     Master Licensor acknowledges that Master Licensor's violation of the terms of this Section 12 would result in irreparable injury to Franchisor for which no adequate remedy at law may be available, and Master Licensor accordingly consents to the issuance of an injunction prohibiting any conduct by Master Licensor in violation of the terms of this Section 12.

13.  DEFAULT AND TERMINATION

     13.01 Master Licensor shall be deemed to be in default under this Agreement, and all rights granted in this Agreement shall automatically terminate without notice to Master Licensor upon the occurrence of any of the following events: if Master Licensor shall become insolvent (within the meaning of the Bankruptcy and Insolvency Act of Canada) or make a general assignment for the benefit of creditors; if an assignment in bankruptcy is filed by Master Licensor or a petition in bankruptcy is filed against, and not opposed by Master Licensor; if Master Licensor is adjudicated a bankrupt, or insolvent; if a bill in equity or other proceeding for the appointment of a receiver of Master Licensor or other custodian (permanent or temporary) of Master Licensor's assets or property, or any part thereof, is appointed by any court of competent jurisdiction; if proceedings for a composition with creditors under any law should be instituted by or against Master Licensor; if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless supersedeas bond is filed) or if execution is levied against Master Licensor's business or property; if suit to foreclose any lien or mortgage against the premises or equipment is instituted against Master Licensor and not dismissed within thirty
(30) days; if the real or personal property of Master Licensor's business shall be sold after levy thereupon by any sheriff, marshal, or constable; or if the equivalent of any of the foregoing under Canadian or provincial law occurs.

     13.02 Master Licensor shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted under this Agreement without affording Master Licensor any opportunity to cure the default, effective immediately upon notice to Master Licensor, upon the occurrence of any of the following events:

          13.02.1 If Master Licensor at any time ceases to operate or otherwise abandons the business contemplated by this Agreement.

          13.02.2 If Master Licensor, or any partner or principal shareholder in Master Licensor who is active in the licensed business, is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that is reasonably likely, in the sole opinion of Franchisor, to adversely affect the System, the Proprietary Marks, the goodwill associated with the System and the Proprietary Marks, or Franchisor's interest in the System and the Proprietary Marks.

          13.02.3 If Master Licensor or any partner or shareholder in Master Licensor purports to make a transfer without Franchisor's prior written consent, contrary to the terms of Section 12 of this Agreement.

          13.02.4 If Master Licensor fails to comply with the in-term covenants in Section 15.02 of this Agreement or fails to obtain, or, as applicable, use best efforts to obtain, execution of such covenants as are required by Section
15.09 of this Agreement.

          13.02.5 If Master Licensor discloses or divulges, contrary to Sections 8 or 9 of this Agreement, the contents of the Manuals or other trade secret or confidential information provided to Master Licensor by Franchisor, or if Master Licensor fails to obtain confidentiality agreements with respect to such information from Master Licensor's senior employees.

          13.02.6 If an approved transfer is not effected within a reasonable time following the death or mental incompetency of person holding an interest in Master Licensor, as required by Section 12.04 of this Agreement.

          13.02.7 If Master Licensor knowingly maintains false books or records, or submits any false reports to Franchisor.

          13.02.8 If Master Licensor, after curing a default under Section 13.03, engages in the same default whether or not such default is cured after notice; or

          13.02.9  If  Master Licensor is  repeatedly in  default under  Section
13.03 of this Agreement for failure to comply substantially with any of the requirements imposed by this Agreement, whether or not cured after notice.

     13.03 Except as provided in Sections 13.01, 13.02, and 13.05 of this Agreement, Master Franchisor shall have thirty (30) days after its receipt from Franchisor of a written Notice of Default within which to remedy any default under this Agreement and provide evidence of such remedy to Franchisor. Master Franchisor shall be in default under this Agreement for any failure to comply substantially with any of the material requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Manuals, or to carry out in good faith the terms of this Agreement or of any Sublicense Agreement executed pursuant to this Agreement. Such defaults shall include, for example, without limitation, the occurrence of any of the following events:

          13.03.1 If Master Licensor fails, refuses, or neglects promptly to pay any moneys owing Franchisor or its subsidiaries or affiliates when due, or to submit the financial information required by Franchisor under this Agreement.

          13.03.2 If Master Licensor fails to maintain any of the material standards or procedures reasonably prescribed by Franchisor in this Agreement, the Manuals, or otherwise in writing.

          13.03.3 Except as otherwise provided in Section 13.02 of this Agreement, if Master Licensor fails, refuses, or neglects to obtain Franchisor's prior written approval or consent as required by this Agreement.

          13.03.4 If Master Licensor misuses or makes any unauthorized use of the Proprietary Marks or otherwise materially impairs Franchisor's rights in the Proprietary Marks or the goodwill associated therewith.

          13.03.5 If Master Licensor engages in any business or markets any service or product under a name or mark which, in Franchisor's sole opinion, is confusingly similar to the Proprietary Marks.

     13.04 If any default under Section 13.03 is not cured within thirty (30) days, Franchisor, in its discretion, may do any one of more of the following:

          13.04.1  Terminate this  Agreement and all  rights granted under  this
Agreement,  effective  immediately  upon  the  mailing  of  written  notice   by
Franchisor to Master Licensor.

          13.04.2 Perform any or all of Master Licensor's obligations under the Sublicense Agreements executed pursuant to this Agreement and charge Master Licensor for its costs in doing so.

     13.05 If Master Licensor fails to spend at least $40,000 each year, exclusive of salaries for salespersons and production costs, on advertising to solicit sublicensees. The annual dollar amount to be spent by Master Licensor shall be adjusted upward each year by three percent (3%) to account for inflation. Master Licensor shall, upon request from Franchisor, provide Franchisor with confirmation of such expenditures. Failure by Master Licensor to expend the funds required shall be a default under this Agreement and, upon written notice to Master Licensor, Franchisor may terminate the grant of exclusivity set forth in Section 1.03 of this Agreement. Master Licensor's obligations under this Section 13.05 shall cease when Franchisor deems that the System has been fully developed in the Designated Area.

     13.06 No default under this Agreement shall constitute a default under any Sublicense Agreement executed as Sublicensee by an entity in which Master Licensor has an interest.

     13.07 No right or remedy in this Agreement conferred upon or reserved to Franchisor is exclusive of any other right or remedy provided or permitted by law or in equity.

14.  OBLIGATIONS UPON TERMINATION OR EXPIRATION

     14.01 Upon termination or expiration, this Agreement and all rights granted under this Agreement to Master Licensor forthwith terminate, and:

          14.01.1 Master Licensor shall immediately cease to operate under this Agreement and shall not thereafter, directly or indirectly, advertise or represent to the public or otherwise hold itself out to the public as a present or former Master Licensor of Franchisor.

          14.01.2 At Franchisor's request, Master Licensor shall cooperate with Franchisor in advising the Sublicensees that the Master License Agreement has been terminated and that Franchisor will assume the obligations of Master Licensor under the Sublicense Agreements.

          14.01.3 Master Licensor shall immediately turn over to Franchisor all materials, including without limitation, all software licensed by Franchisor or by another party on behalf of Franchisor and containing Franchisor-specific coding and/or instructions, all manuals (including the Manuals), and all records, files, instructions, correspondence, brochures, agreements, disclosure statements, and any and all other materials and all copies of all such materials in Master Licensor's possession related to Master Licensor's operation under this Agreement and/or the Sublicense Agreements (all of which materials are acknowledged to be Franchisor's property). Without Franchisor's written consent, Master Licensor shall retain no copy or record of any of the foregoing, except Master Licensor's copy of this Agreement and of any correspondence between the parties and any other documents which Master Licensor reasonably needs for compliance with any provision of law.

          14.01.4 Master Licensor shall immediately and permanently cease to use, by advertising or in any other manner whatsoever, any confidential methods, procedures and techniques associated with the System; the Proprietary Mark "MOTOPHOTOSM"; and all other Proprietary Marks and distinctive forms, slogans, signs, symbols, or devices associated with the System. In particular, Master Licensor shall cease to use, without limitation, all signs, equipment, advertising material, stationery, forms, and any other articles which display the Proprietary Marks associated with the System. Master Licensor acknowledges that Master Licensor's violation of the terms of this Section 14.01.4 would result in irreparable injury to Franchisor for which no adequate remedy at law may be available, and Master Licensor accordingly consents to the issuance of an injunction prohibiting any conduct by Master Licensor in violation of the terms of this Section 14.01.4.

          14.01.5 Master Licensor shall take such action as may be necessary to cancel any Registered User, assumed name, or equivalent registration which contains the "MOTOPHOTOSM" or any other service mark or trademark of Franchisor, and Master Licensor shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within ten (10) days after termination or expiration of this Agreement.

          14.01.6 At Franchisor's option, Master Licensor shall assign to Franchisor any interest which Master Licensor has in any lease or sublease for Master Licensor's business premises.

          14.01.7 Master Licensor agrees, in the event it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake, or deception, or which is likely to dilute Franchisor's rights in and to the Proprietary Marks and further agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Franchisor so as to constitute unfair competition. In the event Franchisor does not elect to exercise its option to acquire the lease or sublease for the premises of the licensed business pursuant to Section 14.01.6 of this Agreement, Licensor shall make immediately upon termination or expiration of this Agreement such modifications or alterations to the premises operated under this Agreement (including, without limitation, the changing of the telephone number) as may be necessary to prevent the operation of any business thereon by itself or others in derogation of this Section 14 and shall make such specific additional changes the premises as Franchisor may reasonably request for that purpose. In the event Master Licensor fails or refuses to comply with the requirements of this
Section 14, Franchisor shall have the right to enter upon the Master Licensor's business premises, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required at the expense of Master Licensor, which expense Master Licensor agrees to pay on demand.

          14.01.8 Master Licensor shall promptly pay all sums owing to Franchisor and its subsidiaries and affiliates. In the event of termination for any default of Master Licensor, such sums shall include all damages, costs, and expenses, including reasonable attorney's fees, incurred by Franchisor as a result of the default, which obligation shall give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of the personal property, equipment, inventory, and fixtures owned by Master Licensor and on all premises operated under this Agreement at the time of default.

          14.01.9 Master Licensor shall pay Franchisor all damages, costs, and expenses, including reasonable attorney's fees, incurred by Franchisor subsequent to the termination or expiration of the license in this Agreement granted in obtaining injunctive or other relief for the enforcement of any provisions of this Section 14.

          14.01.10 At Franchisor's option, within thirty (30) days after the date of termination or expiration, Master Licensor and Franchisor shall arrange for an inventory to be made, at Franchisor's cost, of all the personal property, fixtures, equipment, inventory, and other tangible assets of Master Licensor's business. Franchisor shall have the option to purchase from Master Licensor any or all tangible assets at fair market value. In no case will any amounts be assigned for goodwill associated with the Proprietary Marks or with the System; however, in the case of the expiration of this Agreement, going concern value, if any, will be included. If the parties cannot agree on fair market value within a reasonable time, the parties shall select an appraiser whose determination of fair market value shall be binding. If the parties cannot agree on an appraiser within a reasonable time, an independent appraiser shall be designated by each party, and the two (2) independent appraisers so designated shall select a third independent appraiser. The determination of fair market value of the majority of appraisers so chosen shall be binding. Master Licensor and Franchisor shall bear the costs of the appraisal on an equal basis. If Franchisor elects to exercise the option to purchase provided in this Agreement, it shall have sixty (60) days after determination of fair market value to notify Master Licensor of its exercise of the option to purchase and shall have the right to set off all amounts due from Master Licensor under this Agreement against any payment therefor.

          14.01.11  Master Licensor shall comply with the covenants contained in
Section 15.03 of this Agreement.

15.  COVENANTS

     15.01 Master Licensor covenants that, during the term of this Agreement, except as otherwise approved in writing by Franchisor, Master Licensor or Master Licensor's manager shall devote full time, energy, and best efforts to the management and operation of the business contemplated under this Agreement.

     15.02 Master Licensor covenants that during the term of this Agreement except as otherwise approved in writing by Franchisor, Master Licensor shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or other entity:

          15.02.1 Divert or attempt to divert any business or customer of any franchised or sublicensed business operated under the System to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor's Proprietary Marks and the System.

          15.02.2 Employ or seek to employ any person who is at that time employed by Franchisor or any Sublicensee or by any other master licensor, area developer or franchisee of Franchisor, or otherwise directly or indirectly induce such person to leave his or her employment.

          15.02.3 Own, maintain, engage in, or have any interest in any business which sells or offers to sell rapid photo-processing services or any other service approved by Franchisor for use by System franchisees and/or Sublicensees.

     15.03 Master Licensor covenants that, except as otherwise approved in writing by Franchisor, Master Licensor shall not, for a continuous uninterrupted two-year period commencing upon the expiration or termination of this Agreement or, in the case of a dispute relating to such termination or expiration or to the covenants contained in this Section 15.03 (which both Master Licensor and Franchisor shall diligently prosecute), commencing upon the resolution of such dispute, regardless of the cause for termination, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or other entity, or through the receipt of proceeds from the transfer of all or a significant portion of the assets of the business licensed under this Agreement, own, maintain, engage in, or have any interest in any business which as its principal business sells or offers to sell rapid photo-processing services, portrait services, or any other service approved by Franchisor for use by System franchisees and/or Sublicensees and which service constitutes, on average, twenty-five percent (25)% or more of the gross sales of System franchisees, provided such business is located:

          15.03.1  Within the Designated Area; or

          15.03.2 Within a radius of five (5) miles from the location of any System store which is in existence on the date of expiration or termination of this Agreement.

     15.04 Sections 15.02.3 and 15.03 shall not apply to ownership by Master Licensor of any interest in a System store or of less than five percent (5%) beneficial interest in the outstanding equity securities of any publicly-held corporation.

     15.05 The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement.

If all or any portion of a covenant in this Section 15 is held unreasonable or unenforceable by a court having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Master Licensor expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 15.

     15.06 Master Franchisor understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 15.02 and 15.03 of this Agreement or any portion of any such covenant, without Master Licensor's consent, effective immediately upon receipt by Master Licensor of written notice of such reduction. Master Licensor agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 20 of this Agreement.

     15.07 Master Licensor expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section 15. Master Licensor agrees to pay all costs and expenses (including reasonable attorney's fees) incurred by Franchisor in connection with the enforcement of this Section 15.

     15.08 Master Licensor acknowledges that Master Licensor's violation of the terms of this Section 15 would result in irreparable injury to Franchisor for which no adequate remedy at law may be available. Master Licensor accordingly consents to the issuance of an injunction prohibiting any conduct by Master Licensor in violation of the terms of this Section 15.

     15.09 At the request of Franchisor, Master Licensor shall provide Franchisor with covenants similar in substance to those set forth in this
Section 15 (including covenants applicable upon the termination of a person's relationship with Master Licensor) from all officers, directors, and holders of beneficial interest of five percent (5%) or more in Master Licensor. In addition, upon Franchisor's request, Master Licensor shall use best efforts to obtain such covenants from all managers of Master Licensor and any other persons employed by Master Licensor who have received or will receive training from Franchisor. If Franchisor has requested that any such person execute such a covenant, Master Licensor shall not, without Franchisor's written approval, grant access to any confidential aspect of the System or Master Licensor's business prior to execution of the covenant. All covenants required by this
Section 15.09 shall be in forms satisfactory to Franchisor, including, without limitation, specific identification of Franchisor as a third party beneficiary of such covenants with the independent right to enforce them. Failure by Master Licensor to obtain execution of a covenant required by this Section 15.09, or, as applicable, to use best efforts to obtain execution of such a covenant, shall constitute a material breach of this Agreement.

16.  TAXES

     16.01 Master Licensor shall promptly pay when due all taxes levied or assessed, including, without limitation, unemployment and sales taxes, and all accounts and other indebtedness of every kind incurred by Master Licensor in the conduct of Master Licensor's business under this Agreement. Master Licensor shall pay to Franchisor an amount equal to any sales tax, gross receipts tax, or similar tax imposed on Franchisor with respect to any payments to Franchisor required under this Agreement, unless the tax is credited against income tax otherwise payable by Franchisor.

     16.02 In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, Master Licensor may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law; however, in no event shall Master Licensor permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against the premises of the licensed business or any improvements thereon.

     16.03 Master Licensor shall comply with all applicable U.S., Canadian and provincial laws, rules, and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of Master Licensor's business under this Agreement, including, without limitation, licenses to do business, fictitious name registration, sales tax permits, and fire clearances.

     16.04 Master Licensor shall notify Franchisor in writing within ten (10) days of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of Master Licensor or Master Licensor's business.

17.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION

     17.01 The parties to this Agreement understand and agree that this Agreement does not create a fiduciary relationship between them, that Master Licensor shall be an independent contractor, and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

     17.02 During the term of this Agreement and any extensions of it, Master Licensor shall hold itself out to the public as an independent contractor operating the business pursuant to this Agreement. Master Licensor agrees to take such affirmative action as may be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place in Master Licensor's business premises, the content of which notice Franchisor reserves the right to specify.

     17.03 The parties to this Agreement understand and agree that nothing in this Agreement authorizes Master Licensor to make any contract, agreement, warranty, or representation on Franchisor's behalf, or to incur any debt or other obligation in Franchisor's name, and that Franchisor shall in no event assume liability for, or be deemed liable under this Agreement as a result of, any such action, or by reason of any act or omission of Master Licensor in its conduct of the business contemplated under this Agreement or any claim or judgment arising therefrom against Franchisor.

     17.04 Master Licensor shall indemnify and hold Franchisor harmless from and against any and all claims arising directly or indirectly from, as a result of, or in connection with from, as a result of, or in connection with Master Licensor's activities under this Agreement and/or its performance under the Sublicense Agreements, including the costs, expenses, and attorneys' fees, of defending against them. In addition, Master Licensor shall pay Franchisor all damages, costs, and expenses, including attorneys' fees, incurred by Franchisor in defending successfully against claims of any kind brought by Master Licensor or in enforcing its claims against Master Licensor arising from Master Licensor's breach or non-performance of any of its obligations under this Agreement, and/or Master Licensor's failure to pay Franchisor amounts due under this Agreement or for merchandise and/or services purchased from Franchisor, or otherwise. Notwithstanding the foregoing, Master Licensor shall have no obligation to indemnify Franchisor for claims arising from Master Licensor's use, in strict accordance with Franchisor's instructions, of the Proprietary Marks or advertising material prepared by Franchisor, as to which Franchisor shall indemnify Master Licensor.

18.  APPROVALS AND WAIVERS

     18.01 Whenever this Agreement requires the prior approval or consent of Franchisor, Master Licensor shall make a timely written request to Franchisor for such approval or consent, such approval or consent shall be obtained in writing, and Franchisor shall not unreasonably withhold or delay its approval or consent.

     18.02 Franchisor makes no warranties or guarantees upon which Master Licensor may rely and assumes no liability or obligation to Master Licensor by providing any waiver, approval, consent, or suggestion to Master Licensor in connection with this Agreement, or by reason of any neglect, delay, or denial of any request for such waiver, approval, consent, or suggestion.

     18.03 No delay, waiver, omission, or forbearance on the part of Franchisor to exercise any right, option, duty, or power arising out of any breach or default by Master Licensor or by any other master licensor of any of the terms, provisions, covenants, or conditions hereof, shall constitute a waiver by Franchisor to enforce any such right, option, duty, or power as against Master Licensor or as to subsequent breach or default by Master Licensor. Subsequent acceptance by Franchisor of any payments due to it under this Agreement shall not be deemed to be a waiver by Franchisor of any preceding breach by Master Licensor of any terms, provisions, covenants, or conditions of this Agreement.

19.  NOTICES

     Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, delivered by courier service, or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Franchisor:        Michael F. Adler
                              Chairman and C.E.O.
                              Moto Photo, Inc.
                              4444 Lake Center Drive
                              Dayton, Ohio  45426
                              U.S.A.


Notices to Master Licensor:   Sam Hamam, P.Eng.
                              President and C.E.O.
                              Canadian Industrial Services, Ltd.
                              1315 Lawrence Avenue East
                              Unit #509
                              Don Mills, Ontario  M3A 3R3
                              Canada

Notices shall be  deemed to  have been  received as  follows:   by certified  or
registered mail - five days following the date of mailing; by personal delivery - at the time of delivery; if sent by overnight delivery service - on the day after the date of delivery to the overnight delivery service.

20.  ENTIRE AGREEMENT

     This Agreement, the documents referred to in it, and the Attachments to it, if any, constitute the entire, full, and complete Agreement between Franchisor and Master Licensor concerning the subject matter of this Agreement and supersede all prior agreements, no other representations having induced Master Licensor to execute this Agreement. Except for those permitted to be made unilaterally by Franchisor under this Agreement, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing. Franchisor authorizes only its Corporate Counsel and any officer at the level of Senior Vice President or above to execute any such amendment, change, or variance.

21.  SEVERABILITY AND CONSTRUCTION

     21.01 Except as expressly provided to the contrary in this Agreement, each portion, section, part, term, and/or provision of this Agreement shall be considered severable. If, for any reason, any section, part, term, and/or provision in this Agreement is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties to this Agreement; and the invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.

     21.02 Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisor or Master Licensor and such of their respective successors and assigns as may be contemplated by Section 12 of this Agreement, any rights or remedies under or by reason of this Agreement.

     21.03 Master Licensor expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions of this Agreement any portion or portions which a court may hold to unreasonable and unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such court order.

     21.04 All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

     21.05   All references  in  this Agreement  to  the masculine,  neuter,  or singular shall be construed to include the masculine, feminine, neuter, or plural, where applicable, and all acknowledgments, promises, covenants, agreements, and obligations in this Agreement made or undertaken by Master Licensor shall be deemed jointly and severally undertaken by all the parties to this Agreement on behalf of Master Licensor.

     21.06 This Agreement may be executed in multiple copies, each of which shall be deemed an original and all of which, taken together , shall constitute on instrument.

22.  APPLICABLE LAW

     22.01 This Agreement takes effect upon its acceptance and execution by Franchisor in Ohio. This Agreement, the rights and obligations of the parties to it, and the relationship between the parties shall be construed in accordance with and governed by the internal laws of the State of Ohio without reference to its choice of law and conflict of laws rules.

     22.02 No right or remedy conferred upon or reserved to Franchisor or Master Licensor by this Agreement is intended to be, nor shall be deemed to be, exclusive of any other right or remedy in this Agreement or provided or permitted by law or equity, but shall be cumulative of every other right or remedy.

     22.03 Nothing in this Agreement contained shall bar Franchisor's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

     22.04 If Master Licensor commences any action against Franchisor arising out of or related to this Agreement, the dealings or relationship of the parties under this Agreement, or the rights and obligations of the parties, such action shall be brought solely in the federal or state judicial district in which Franchisor's principal place of business is located.

     22.05 If Franchisor commences any action in court against Master Licensor arising out of or related to this Agreement, the dealing or relationship of the parties under this Agreement, or the rights and obligations of the parties, Franchisor may, at its option, bring the action in the federal or state judicial district in which Franchisor's principal place of business is located.

23.  ARBITRATION

     Except as specifically otherwise provided in this Agreement, the parties agree that any and all disputes between them (including disputes concerning the applicability and enforceability of this Section 23) shall be determined solely and exclusively by arbitration in Dayton, Ohio under the Federal Arbitration Act as amended and in accordance with the rules then obtaining of the American Arbitration Association or any successor, unless the parties otherwise agree in writing. Each party shall select one arbitrator and the two so designated shall select a third. Judgment upon any award of the majority of the arbitrators shall be binding and shall be entered in a court of competent jurisdiction. It is the intent of the parties that any arbitration between Franchisor and Master Licensor shall be of Master Licensor's individual claim and that the claims subject to arbitration shall not be arbitrated on a classwide basis.

     Notwithstanding the foregoing, Master Licensor agrees that Franchisor may, at its option, (a) bring a legal action in a court of law as provided in Section
22.05 to collect moneys owed to Franchisor by Master Licensor, and/or (b) submit to arbitration matters which would otherwise be the subject of a petition for injunctive relief in court, including, but not limited to, enforcement of the covenants against competition and enforcement of Franchisor's rights with respect to the Proprietary Marks.

24.  ACKNOWLEDGMENTS

     24.01 Master Licensor acknowledges that it has conducted an independent investigation of the business contemplated under this Agreement and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Master Licensor as an independent business entity and upon the abilities of the Sublicensees chosen by Master Licensor. Franchisor expressly disclaims the making of, and Master Licensor acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

     24.02 Master Licensor acknowledges that it has read and understood the Agreement, the attachments to this Agreement, if any, and agreements relating the attachments, if any, and that Franchisor has accorded Master Licensor ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entered into this Agreement.

     The parties to this Agreement have duly executed and delivered it on the day and year first written above.

ATTEST:                            FRANCHISOR:

                                   MOTO PHOTO, INC.


______________________________     By:                             c/s
Secretary or Assistant Secretary   Printed Name:
                                   Title:






ATTEST:                            MASTER LICENSOR:

                                   CANADIAN INDUSTRIAL SERVICES, LTD.


_____________________________      By:                           c/s
Secretary or Assistant Secretary   Printed Name:
                                   Title:





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